ADVAXIS PRESENTS NEW LONG-TERM SURVIVAL DATA GREATER THAN 24-MONTHS AT ASCO ANNUAL MEETING

Data Demonstrates Promising Long-Term Survival in Patients with Cervical Cancer

PRINCETON, NJ, May 31, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a biotechnology company developing cancer immunotherapies, presented final results from the Phase 2 clinical study of its lead immunotherapy product candidate, ADXS-HPV (ADXS11-001), in women with recurrent cervical cancer at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL. These data showed that ADXS-HPV was well-tolerated and that 22% (24/109) of the patients were long-term survivors (LTS) >18 months. 18% (16/91) of patients were alive for more than 24 months.

The poster presentation highlighted data on the LTS with recurrent cervical cancer who were treated with ADXS-HPV monotherapy or ADXS-HPV with cisplatin chemotherapy. Of the 109 patients treated in the study, LTS included not only patients with tumor shrinkage but also included patients who experienced increased tumor burden as their best tumor response overall. 17% (19/109) of the patients in the trial had recurrence of disease after at least two prior treatments for their cervical cancer; these patients comprised 8% (2/24) of LTS. Among the LTS, 25% (3/11) of patients had an ECOG performance status of 2, a patient population that is often times excluded from clinical trials because of their poor survival.

“Long-term survivors (LTS) in recurrent cervical cancer are rare,” commented, Dr. Robert Petit, Executive Vice President and Chief Scientific Officer of Advaxis. “To our knowledge, ADXS-HPV is the first immunotherapy to be associated with objective tumor responses (including complete responses and partial responses) and also with long-term survival either as a monotherapy or in combination with cisplatin chemotherapy. The LTS included patients with poor performance status, those who had progressed after combination chemotherapy in the recurrent setting, and several patients whose best tumor response was progressive disease during the trial. To achieve these results from a single cycle of an immunotherapy in patients with poor prognoses is remarkable and supports further development. We intend to evaluate whether higher doses and multiple treatment cycles of ADXS-HPV can further improve clinical outcomes in this resistant disease with improved quality of life.”

The poster presentation also provided the final audited data which showed that, 22% (24/109) of patients survived 18-months, and 32% (35/109) of patients survived 12-months, despite the poor prognosis of this patient population. The tumor response rate was 11% (including complete responses and partial responses) with a median duration of response of 9.5 months. A disease control rate (>three months) was observed in 38% (42/109) of patients. The addition of cisplatin chemotherapy did not improve either survival or tumor response over monotherapy with ADXS-HPV. ADXS-HPV was well tolerated as 62% (68/109) of patients reported no adverse events and 38% (41/109) of patients reported mild transient adverse events (Grade 1 or 2) that occurred on the day of infusion. One patient experienced a serious adverse event which was reported as a Grade 3 fever.

Daniel J. O’Connor, Chief Executive Officer of Advaxis stated, “The final results from this study provide the justification for Advaxis to move forward with a registration program in recurrent cervical cancer. This clinical development program has been further strengthened by the recent receipt of Orphan Drug Designation from the FDA and the continuing collaborative efforts with our licensing partners in those territories that account for the highest global burden of cervical cancer in the world.”

Cervical cancer is the first cancer recognized by the World Health Organization (WHO) to be 100% attributable to an infection with high-risk HPV genotypes and is the third most common cancer among women. It is the leading cause of death overall among women in developing nations, where more than 80% of cervical cancer cases occur. (1) While early detection and treatment has a good prognosis, women diagnosed with invasive cervical cancer have about a 30% risk of recurrence, with fewer than 15% of patients surviving one year. (1,2)

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary platform intended to redirect the immune system to kill cancer. The Advaxis technology, using bioengineered live attenuated bacteria, is the only known cancer immunotherapy shown in preclinical studies to neutralize Tregs and MSDCs, that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug status for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2014 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis’s second immunotherapy candidate is ADXS-PSA which is being developed to address prostate cancer. Advaxis is planning to file an IND with the FDA and initiate a Phase 1 clinical study with ADXS-PSA in 2014. Advaxis is also developing ADXS-cHER2, to target the HER2 receptor, which is overexpressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, and gastric cancer. Advaxis is developing ADXS-cHER2 for both human and animal-health, and has seen promising results in canine osteosarcoma, a model for human bone cancer. Advaxis is pursuing a clinical program in pediatric osteosarcoma and has licensed ADXS-cHER2 and three other immunotherapy constructs to a major animal-health company. Advaxis is planning to file an IND for ADXS-cHER2 in HER2 overexpressing cancers.

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Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’ proprietary immunotherapy, ADXS-HPV; whether higher doses and multiple treatment cycles of ADXS-HPV can further improve clinical outcomes and quality of life; Advaxis moving forward with a registration program in recurrent cervical cancer; the collaborative efforts of Advaxis’ licensing partners; the initiation or a registration clinical trial program for cervical cancer in 2014; Advaxis’ development of ADXS-cHER2 for both human and animal health and its pursuit of a clinical program in pediatric osteosarcoma. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’ SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACT:

Advaxis Contact:

Lisa Caperelli

Senior Director of Investor Relations and Corporate Communications

Advaxis, Inc.

caperelli@advaxis.com

215.206.1822

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

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646.362.5750

1. (2010) WHO/ICO Information Centre on HPV and Cervical Cancer Human Papillomavirus and Related Cancers in World. Summary Report.

2. (2013) National Cancer Institute SEER Stat Fact Sheets: Cervix Uteri.